UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                     China Unistone Acquisition Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   16945P 10 8
                                ----------------
                                 (CUSIP Number)

                                January 24, 2005
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|  Rule 13d-1(b)
             |X|  Rule 13d-1(c)
             |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16945P 10 8                  13G
--------------------------------------------------------------------------------

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a) |_|

                                                                (b) |_|

--------------------------------------------------------------------------------

3     SEC USE ONLY


--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------

                       5   SOLE VOTING POWER
                           85,000 shares
                       ---------------------------------------------------------
      Number of
        Shares         6   SHARED VOTING POWER
     Beneficially          0 shares
       Owned By        ---------------------------------------------------------
         Each
      Reporting        7   SOLE DISPOSITIVE POWER
        Person             85,000 shares
         With          ---------------------------------------------------------

                       8   SHARED DISPOSITIVE POWER
                           0 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  85,000 shares

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      2.0%
--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                  13G
--------------------------------------------------------------------------------

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------

3     SEC USE ONLY


--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------

                       5   SOLE VOTING POWER
                           0 shares
                       ---------------------------------------------------------
      Number of
        Shares         6   SHARED VOTING POWER
     Beneficially          192,000 shares
       Owned By        ---------------------------------------------------------
         Each
      Reporting        7   SOLE DISPOSITIVE POWER
        Person             0 shares
         With          ---------------------------------------------------------

                       8   SHARED DISPOSITIVE POWER
                           192,000 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 192,000 shares

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      4.6%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                  13G
--------------------------------------------------------------------------------

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Marilyn Rubenstein

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------

3. SEC USE ONLY


--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------

                       5   SOLE VOTING POWER
                               0 shares
                       ---------------------------------------------------------
      Number of
        Shares         6   SHARED VOTING POWER
     Beneficially          192,000 shares
       Owned By        ---------------------------------------------------------
         Each
      Reporting        7   SOLE DISPOSITIVE POWER
        Person                 0 shares
         With          ---------------------------------------------------------

                       8   SHARED DISPOSITIVE POWER
                           192,000 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 192,000 shares

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      4.6%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                    13G
--------------------------------------------------------------------------------

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Woodland Venture Fund

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------

3     SEC USE ONLY


--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------

                       5   SOLE VOTING POWER
                           53,500 shares
                       ---------------------------------------------------------
      Number of
        Shares         6   SHARED VOTING POWER
     Beneficially          0 shares
       Owned By        ---------------------------------------------------------
         Each
      Reporting        7   SOLE DISPOSITIVE POWER
        Person             53,500 shares
         With          ---------------------------------------------------------

                       8   SHARED DISPOSITIVE POWER
                           0 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  53,500 shares

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      1.3%
--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                    13G
--------------------------------------------------------------------------------

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Seneca Ventures

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------

3     SEC USE ONLY


--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------

                       5   SOLE VOTING POWER
                           53,500 shares
      Number of        ---------------------------------------------------------
        Shares
     Beneficially      6   SHARED VOTING POWER
       Owned By            0 shares
         Each          ---------------------------------------------------------
      Reporting
        Person         7   SOLE DISPOSITIVE POWER
         With              53,500 shares
                       ---------------------------------------------------------

                       8   SHARED DISPOSITIVE POWER
                           0 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  53,500 shares

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      1.3%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                 13G
--------------------------------------------------------------------------------

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Woodland Services Corp.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------

3     SEC USE ONLY


--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------

                       5   SOLE VOTING POWER
                               0 shares
      Number of        ---------------------------------------------------------
        Shares
     Beneficially      6   SHARED VOTING POWER
       Owned By            107,000 shares
         Each          ---------------------------------------------------------
      Reporting
        Person         7   SOLE DISPOSITIVE POWER
         With                  0 shares
                       ---------------------------------------------------------

                       8   SHARED DISPOSITIVE POWER
                           107,000 shares
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 107,000 shares

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      2.5%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       CO

--------------------------------------------------------------------------------

ITEM 1.

     (a) Name of Issuer:
         China Unistone Acquisition Corporation
     (b) Address of Issuer's Principal Executive Offices:
         4 Columbus Circle
         5th Floor
         New York, New York 10019

ITEM 2.

1.   (a) Name of Person Filing:        Woodland Partners
     (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
     (c) Place of Organization:        New York
     (d) Title of Class of Securities: Common Stock, $0.0001 par value per share
     (e) CUSIP Number:                 16945P 10 8

2.   (a) Name of Person Filing:        Barry Rubenstein
     (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
     (c) Citizenship:                  United States
     (d) Title of Class of Securities: Common Stock, $0.0001 par value per share
     (e) CUSIP Number:                 16945P 10 8

3.   (a) Name of Person Filing:        Marilyn Rubenstein
     (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
     (c) Citizenship:                  United States
     (d) Title of Class of Securities: Common Stock, $0.0001 par value per share
     (e) CUSIP Number:                 16945P 10 8

4.   (a) Name of Person Filing:        Woodland Venture Fund
     (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
     (c) Place of Organization:        New York
     (d) Title of Class of Securities: Common Stock, $0.0001 par value per share
     (e) CUSIP Number:                 16945P 10 8

5.   (a) Name of Person Filing:        Seneca Ventures
     (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
     (c) Place of Organization:        New York
     (d) Title of Class of Securities: Common Stock, $0.0001 par value per share
     (e) CUSIP Number:                 16945P 10 8

6.   (a) Name of Person Filing:        Woodland Services Corp.
     (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
     (c) Place of Organization:        New York
     (d) Title of Class of Securities: Common Stock, $0.0001 par value per share
     (e) CUSIP Number:                 16945P 10 8

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

     (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company as registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

     (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

     (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

1.   Woodland Partners:

     (a)  Amount Beneficially Owned: 85,000(1,2) shares.

     (b)  Percent of Class: 2.0%

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote: 85,000(1,2) shares.

          (ii)  shared power to vote or to direct the vote: 0 shares.

          (iii) sole power to dispose or to direct the disposition of:
                85,000(1,2) shares.

          (iv) shared power to dispose or to direct the disposition of: 0 shares.

----------

(1)  Includes 85,000 shares of Common Stock owned by Woodland Partners.

(2) Does not include 170,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.

2.    Barry Rubenstein:

      (a) Amount Beneficially Owned: 192,000(1,2,3,4,5,6,7) shares. Barry Rubenstein is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.

      (b)   Percent of Class: 4.6%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 shares.

            (ii)  shared power to vote or to direct the vote:
                  192,000(1,2,3,4,5,6,7) shares.

            (iii) sole power to dispose or to direct the disposition of: 0 shares.

            (iv)  shared power to dispose or to direct the disposition of:
                  192,000(1,2,3,4,5,6,7) shares.

3.    Marilyn Rubenstein:

      (a) Amount Beneficially Owned: 192,000(1,2,3,4,5,6,7) shares. Marilyn Rubenstein is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

      (b)   Percent of Class: 4.6%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 shares.

            (ii)  shared power to vote or to direct the vote:
                  192,000(1,2,3,4,5,6,7) shares.

            (iii) sole power to dispose or to direct the disposition of: 0 shares.

            (iv)  shared power to dispose or to direct the disposition of:
                  192,000(1,2,3,4,5,6,7) shares.

4.    Woodland Venture Fund:

      (a)   Amount Beneficially Owned: 53,500(3,4) shares.

      (b)   Percent of Class: 1.3%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 53,500(3,4) shares.

            (ii)  shared power to vote or to direct the vote: 0 shares.

            (iii) sole power to dispose or to direct the disposition of:
                  53,500(3,4) shares.

            (iv) shared power to dispose or to direct the disposition of: 0 shares.

5     Seneca Ventures:

      (a)   Amount Beneficially Owned: 53,500(5,6) shares.

      (b)   Percent of Class: 1.3%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 53,500(5,6) shares.

            (ii)  shared power to vote or to direct the vote: 0 shares.

            (iii) sole power to dispose or to direct the disposition of:
                  53,500(5,6) shares.

            (iv) shared power to dispose or to direct the disposition of: 0 shares.

----------
(3)  Includes 53,500 shares of Common Stock owned by Woodland Venture Fund.

(4) Does not include 174,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Venture Fund.

(5)  Includes 53,500 shares of Common Stock owned by Seneca Ventures.

(6) Does not include 174,000 shares of Common Stock issuable upon the exercise of the Warrants held by Seneca Ventures.

(7) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

6.     Woodland Services Corp.:

       (a) Amount Beneficially Owned: 107,000(3,4,5,6,7) shares. Woodland Services Corp. is a general partner of Seneca Ventures and Woodland Venture Fund.

       (b)    Percent of Class: 2.5%

       (c)    Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote: 0 shares.

              (ii)   shared power to vote or to direct the vote:
                     107,000(3,4,5,6,7) shares.

              (iii) sole power to dispose or to direct the disposition of: 0 shares.

              (iv)   shared power to dispose or to direct the disposition of:
                     107,000(3,4,5,6,7)  shares.

              Exhibit A, a Joint Filing Agreement, was previously filed with a
              Schedule 13G, dated November 26, 2004.

ITEM  5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable.

ITEM 10.      CERTIFICATION.

              (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                     By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

       After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 2005
                                    WOODLAND VENTURE FUND


                                    By:/s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner


                                    SENECA VENTURES


                                    By:/s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    WOODLAND PARTNERS


                                    By:/s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    WOODLAND SERVICES CORP.


                                    By:/s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein, President


                                    /s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein

                                    /s/ MARILYN RUBENSTEIN
                                       -----------------------------------------
                                       Marilyn Rubenstein


ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
              CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)